UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 6, 2019
BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12302	06-1196501
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
122 Fifth Avenue
New York, New York 10011
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 633-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BKS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
On June 6, 2019, Barnes & Noble, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chapters Holdco Inc., a Delaware corporation (“Parent”), and Chapters Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International” and together with Elliot Associates, the “Elliott Sponsors” and each an “Elliott Sponsor”).
The board of directors of the Company approved the Merger Agreement and the transactions contemplated thereby following the recommendation of a special committee consisting solely of independent and disinterested directors, to which the board of directors of the Company had delegated authority to consider and negotiate the Merger Agreement and the transactions contemplated thereby (including the Voting Agreement (as defined below) and the transactions contemplated thereby, as described below).
Merger Consideration. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) (other than (x) shares of Company Common Stock held by the Company or any of its subsidiaries, including as treasury stock, or by Parent or any of its subsidiaries, including Merger Sub, which will be cancelled and cease to exist, and (y) shares of Company Common Stock for which stockholders have exercised statutory appraisal rights and which will be entitled to the appraised value thereof, if applicable, pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be converted into the right to receive cash in the amount of $6.50 (the “Merger Consideration”).
Treatment of Outstanding Equity Awards. At the Effective Time, each equity award with respect to shares of Company Common Stock, other than shares of Company Restricted Stock (as defined in the Merger Agreement), whether vested or unvested, will be cancelled and the holders thereof will be entitled to receive a cash payment in an amount equal to the product of (x) the Merger Consideration (less any applicable strike price or exercise price) and (y) the number of shares of Company Common Stock subject to such award. For these purposes, the number of shares of Company Common Stock underlying outstanding performance stock unit awards will equal the greater of (i) the target level of shares under such awards or (ii) the number of shares earned under such awards based on performance through the Effective Time. Immediately prior to the Effective Time, each share of Company Restricted Stock will fully vest and, at the Effective Time, will be treated in the same manner as all other outstanding shares of Company Common Stock in the Merger.
Closing Conditions. The closing of the Merger is subject to certain mutual conditions, including (1) the adoption of the Merger Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class; (2) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (3) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon (i) the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers) and (ii) the compliance by the other party in all material respects with its pre-closing obligations under the Merger Agreement. Parent’s and Merger Sub’s respective obligations to consummate the Merger are also conditioned upon the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). Closing of the Merger is not subject to a financing condition.
Representations, Warranties and Covenants. The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, the parties have agreed, among other things, to covenants relating to the use of their respective reasonable best efforts to obtain governmental and regulatory approvals. In addition, subject to certain exceptions, the Company has agreed to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the Effective Time. The Merger Agreement permits the Company to pay a regular quarterly cash dividend of up to $0.15 per share of Company Common Stock with respect to the quarter ending on July 28, 2019. The Company and Parent have agreed to cooperate with each other in good faith to use their reasonable best efforts to negotiate an amendment to the Merger Agreement as promptly as practicable providing for the consummation of the transactions contemplated by the Merger Agreement through a tender offer and merger structure in accordance with Section 251(h) of the DGCL. The amendment to the Merger Agreement is conditioned upon the simultaneous amendment to the Voting Agreement providing that the shares of Company Common Stock held by Leonard Riggio, the Chairman of the board of directors of the Company, and certain stockholders affiliated with Mr. Riggio (the “Significant Stockholders”) be tendered in the tender offer.
Non-Solicitation; Recommendation. The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, the Company is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, provide non-public information to third parties and engage in negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions. Notwithstanding such restrictions, the Company is permitted to continue ongoing discussions and negotiations with certain third parties (“Excluded Parties”) regarding certain alternative acquisition proposals submitted by such Excluded Parties prior to May 29, 2019. Subject to certain exceptions, the Company is required to call a meeting of its stockholders to vote on a proposal to adopt the Merger Agreement and to recommend that its stockholders adopt the Merger Agreement.
Termination; Termination Fees. Either the Company or Parent may terminate the Merger Agreement if (i) Parent, Merger Sub and the Company agree by mutual written consent to do so, (ii) the Merger has not been consummated on or before November 15, 2019 (the “Outside Date”), (iii) any court or other governmental authority has issued a final non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, (iv) the approval of the Company’s stockholders to adopt the Merger Agreement is not obtained at the stockholders’ meeting at which a final vote thereon was taken or (v) the other party breaches any representation or warranty or fails to perform any covenant that would cause the failure of a closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Company may, under certain circumstances, terminate the Merger Agreement (x) prior to the approval of the Merger by the Company’s stockholders, in order for the Company to enter substantially concurrently into a definitive written agreement with respect to a superior acquisition proposal received without violation of the Company’s non-solicitation obligations, subject to the Company having first complied with certain notification, match rights and other obligations or (y) if Parent fails to consummate the Merger within three business days of the Company providing notice that it is ready, willing and able to consummate the Merger after the conditions to closing are satisfied or waived. Additionally, Parent may, under certain circumstances, terminate the Merger Agreement if the board of directors of the Company changes or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement.

If the Merger Agreement is terminated (i) by the Company, other than prior to or at 11:59 p.m., Eastern Time, on June 13, 2019 (the “Keep-Shop Expiration Time”), in order for the Company to enter into a definitive written agreement with respect to a superior acquisition proposal received without violation of the Company’s non-solicitation obligations, (ii) by Parent because the board of directors of the Company changes or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement, or (iii) by either party because either the Merger was not consummated on or before the Outside Date or the approval of the Company’s stockholders was not obtained, but only if, in the case of this clause (iii), an alternative acquisition proposal was previously publicly announced or made publicly known and, within 12 months following the termination of the Merger Agreement, the Company consummates an alternative transaction or enters into any agreement for an alternative transaction that is subsequently consummated (whether such consummation occurs during or after such 12-month period), then the Company will be obligated to pay to Parent a one-time fee equal to $17.5 million in cash.
If the Merger Agreement is terminated by the Company because Parent (i) breaches any representation or warranty or fails to perform any covenant that would cause the failure of a closing condition to be satisfied (subject to a cure period in certain circumstances) or (ii) fails to consummate the Merger within three business days of the Company providing notice that it is able to consummate the Merger after all conditions to closing are satisfied or waived, then Parent will be obligated to pay to the Company a one-time fee equal to $30.0 million in cash.
If the Merger Agreement is terminated by the Company prior to the Keep-Shop Expiration Time in order for the Company to enter into a definitive written agreement with respect to a superior acquisition proposal from an Excluded Party, the Company will be required to pay the documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the Merger Agreement up to an aggregate amount of $4.0 million.
Funding. Concurrently with the execution of the Merger Agreement, Parent has obtained debt financing commitments, subject to certain terms and conditions, for a $700.0 million asset-based revolving credit facility from Wells Fargo Bank, National Association and Bank of America, N.A. and a $125.0 million “first-in, last-out” asset-based revolving credit facility from Wells Fargo Bank, National Association, Carlyle Global Credit Investment Management L.L.C. and Pathlight Capital Fund I LP to finance the transactions contemplated by the Merger Agreement, including the payment of all related fees and expenses. In addition, the Elliott Sponsors have (x) provided equity financing commitments to finance the equity portion of the transaction and (y) executed a guarantee in favor of the Company to guarantee, subject to the limitations described therein, the payment of Parent’s termination fee and certain indemnification obligations of Parent and Merger Sub under the Merger Agreement.
The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement and the Merger. It is not intended to provide any other factual information about Parent, the Company or their respective subsidiaries or affiliates, including Merger Sub, businesses or equityholders. The representations, warranties and covenants set forth in the Merger Agreement were made only for the purposes of that agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and the express third party beneficiaries described therein), may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of Parent, the Company, Merger Sub, or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, representations, warranties and covenants in the Merger Agreement should not be relied on as characterization of the actual state of facts about Parent, the Company, Merger Sub, or any of their respective subsidiaries, affiliates, businesses, or equityholders.
Voting Agreement regarding the Company Shares
In connection with the Merger Agreement, Parent, the Significant Stockholders and, solely for purposes of certain provisions, the Company entered into a Voting and Support Agreement (the “Voting Agreement”) with respect to shares of Company Common Stock held by the Significant Stockholders. Pursuant to the Voting Agreement, the Significant Stockholders agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of the Company called to vote upon the approval of the Merger, vote all shares of Company Common Stock beneficially owned by the Significant Stockholders in favor of the Merger, and to vote against certain other matters, so long as such obligations have not terminated in accordance with the terms set forth therein.
From the execution and delivery of the Voting Agreement until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the written agreement of the Significant Stockholders, the Company and Parent (the “Termination Date”), the Significant Stockholders have agreed to transfer restrictions with respect to the Company Common Stock held by such Significant Stockholders, including (i) restrictions on selling, transferring or disposing of their shares of Company Common Stock and (ii) restrictions on the ability to enter into voting agreements or to grant proxies or powers of attorney with respect to their shares of Company Common Stock, in each case, subject to certain exceptions. The Voting Agreement will terminate upon the Termination Date.
The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Amendment to Stockholder Rights Agreement
In connection with the transactions contemplated by the Merger Agreement, the Company entered into that certain Amendment No. 1 (the “Amendment to the Rights Agreement”), dated as of June 6, 2019, with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) to amend the terms of the

Rights Agreement (the “Rights Agreement”), dated as of October 3, 2018, between the Company and the Rights Agent. The Amendment to the Rights Agreement provides, among other things, that (i) neither the approval, execution, delivery or performance or, if approved by the board of directors of the Company, amendment, modification or waiver of the Merger Agreement or the Voting Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreement, nor the public announcement of any of the foregoing will (a) cause any person to (1) become an Acquiring Person (as defined in the Rights Agreement) or be deemed to have become an Acquiring Person or (2) be deemed to have acquired Beneficial Ownership (as defined in the Rights Agreement) of any securities of the Company or (b) result in the occurrence or deemed occurrence of a Distribution Date (as defined in the Rights Agreement), Business Combination (as defined in the Rights Agreement) or other event or occurrence resulting in a triggering of rights of holders of Rights (as defined in the Rights Agreement), or of obligations of the Company under the Rights Agreement, and (ii) the Rights will expire in their entirety, and the Rights Agreement will terminate upon the earliest of (a) the Close of Business (as defined in the Rights Agreement) on October 2, 2019, (b) the time at which all Rights are redeemed and (c) immediately prior to the Effective Time.
The foregoing description of the Amendment to the Rights Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment to the Rights Plan, a copy which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Amendment to Credit Agreement
On June 6, 2019, the Company and certain of its subsidiaries from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent and swing line lender, and other lenders from time to time party thereto, entered into an amendment (the “Amendment”) to the credit agreement (the “Credit Facility”) entered into on August 3, 2015 among the parties, as amended. Pursuant to the Amendment, the first sentence of Section 7.04 (Fundamental Change) of the Credit Agreement was amended by deleting the words “(or agree to do any of the foregoing)”. The Amendment permitted the Company to enter into the Merger Agreement.
The foregoing description of the Amendment to the Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment to the Credit Facility, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
The foregoing discussion of the Amendment to Stockholder Rights Agreement under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 3.03 by reference.
Item 5.03. Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.
On June 6, 2019, the board of directors of the Company amended the Company’s By-laws by adding a new Article XII containing a forum selection provision (the “By-laws Amendment”). The By-laws Amendment provides that, unless the Company consents to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply enforce or determine the validity of the Certificate of Incorporation or the By-laws of the Company (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).
The foregoing description of the By-laws Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment to the By-laws Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01. Other Events
On June 7, 2019, the Company issued a press release announcing the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K. A letter to booksellers signed by Leonard Riggio, the Company’s Founder and Chairman, was also issued on June 7, 2019, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 6, 2019, by and among the Company, Parent and Merger Sub.
3.1	Amendment to the Company’s By-laws, dated as of June 6, 2019.
4.1	Amendment No. 1 to Rights Agreement, by and among the Company and Computershare Trust Company, N.A, as Rights Agent, dated as of June 6, 2019.
10.1	Voting and Support Agreement, by and among the Significant Stockholders, Parent and the Company, dated as of June 6, 2019.
10.2
Amendment of Credit Agreement Section 7.04, dated as of June 6, 2019, by and among the Company, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents party thereto.

99.1	Press Release issued by the Company on June 7, 2019.
99.2	Letter to Booksellers by Leonard Riggio, the Company’s Founder and Chairman, on June 7, 2019.

Caution Regarding Forward-Looking Statements
This communication contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” or other words or phrases of similar import or future or conditional verbs such as will, may, might, should, would, could, or similar variations, identify forward-looking statements. These include statements relating to the financial and operational impact of the proposed transaction, the benefits of the proposed transaction, the expected timing of completion of the proposed transaction, as well as other statements that are not historical facts. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. These factors include, among others, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed transaction in a timely manner or at all; the possibility that stockholders may not adopt the Merger Agreement; risks regarding the failure of Parent to obtain the necessary financing to complete the Merger; the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed transaction on the Company’s stock, operating results and business generally; and the risk of stockholder litigation in connection with the proposed transaction. All such factors are difficult to predict and are beyond the Company’s control. Additional factors that could cause results to differ materially from those described above can be found in the Company’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on the Company’s website at http://investors.barnesandnobleinc.com/sec-filings and on the SEC’s website at http://www.sec.gov. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. These forward-looking statements speak only as of the date of this communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger of the Company will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, on the Company’s corporate website at www.barnesandnobleinc.com under “Investor Relations” - “SEC Filings.”
The Merger Agreement may be amended in order to effect the acquisition of the Company through a tender offer, though no tender offer for the outstanding shares of the Company has commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell shares. It is not a substitute for the tender offer materials that the offeror would file with the SEC upon commencement of the tender offer, if the parties amend the Merger Agreement in order to effect the acquisition of the Company through a tender offer.  At the time the tender offer is commenced, if the parties so amend the Merger Agreement, the offeror will file tender offer materials on Schedule TO, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  IF THE MERGER AGREEMENT IS SO AMENDED, THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY ARE URGED TO READ ANY SUCH DOCUMENTS CAREFULLY IN THEIR ENTIRETY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. If the Merger Agreement is amended to contemplate a tender offer as described above, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of common stock of the Company at no expense to them.  The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) would be made available for free at the SEC’s website at www.sec.gov or by directing a request to the Information Agent for the tender offer who would be named by the offeror in the tender offer materials.
Participants in the Solicitation
The Company, directors, executive officers, other members of management and employees of the Company may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement for the Company’s 2018 annual meeting of stockholders, which was filed with the SEC on August 24, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 7, 2019
BARNES & NOBLE, INC.

By:	/s/ Bradley A. Feuer
Name:	Bradley A. Feuer
Title:	Vice President, General Counsel & Corporate Secretary